Exhibit 5.1

September 30, 2015

Culp, Inc.

1823 Eastchester Drive

High Point, North Carolina 27265

Re:	Registration Statement on Form S-8 of Culp, Inc. relating to the Culp, Inc. 2015 Incentive Plan

Ladies and Gentlemen:

We have served as counsel to Culp, Inc., a North Carolina corporation (the “Company”) in connection with the preparation by the Company of a registration statement on Form S-8 (the “Registration Statement”) relating to up to 1,200,000 shares of the Company’s common stock, $0.05 par value per share (the “Shares”) that may be issued by the Company pursuant to the Culp, Inc. 2015 Equity Incentive Plan (the “Plan”).

We have examined the Plan, the Registration Statement, the Articles of Incorporation of the Company, as amended, listed as an Exhibit to the Registration Statement, the Restated and Amended Bylaws of the Company listed as an Exhibit to the Registration Statement, and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have assumed that the Company and those officers and employees who may receive awards under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges having jurisdiction, will be effected in accordance with their respective requirements and that the approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares, if and when originally issued and sold by the Company pursuant to the terms and conditions of the Plan, and upon payment of the consideration payable therefor pursuant to the Plan, will be legally issued, fully paid and nonassessable and will represent validly authorized and outstanding shares of common stock of the Company.

The opinions expressed herein are limited to the corporation laws of the State of North Carolina and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction.

The opinions expressed herein are contingent upon the Registration Statement becoming effective under the Securities Act of 1933 (as amended, the “Act”).

Robinson Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 ■ Charlotte, NC 28246 ■ 704.377.2536

Charlotte ■ Research Triangle ■ Rock Hill

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

ROBINSON BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.

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